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                                                                    EXHIBIT 10.9


                            NONCOMPETITION AGREEMENT

         THIS NONCOMPETITION AGREEMENT, made as of April 27, 2001, by and among First Data Corporation, a Delaware corporation ("PURCHASER"), J. Leland Strange ("SELLER"), and PaySys International, Inc., a Florida corporation (the "COMPANY" and, collectively with its subsidiaries, the "ACQUIRED COMPANIES").


                              W I T N E S S E T H:

         WHEREAS, concurrently with the execution and delivery of this Agreement, Purchaser is acquiring the Company and its subsidiaries from Seller and the other shareholders thereof pursuant to the terms and conditions of an Agreement and Plan of Merger dated as of March 17, 2001, (the "ACQUISITION AGREEMENT"); and

         WHEREAS, Section 4.6 of the Acquisition Agreement requires that noncompetition agreements be executed and delivered by each of Seller, Stephen
B. Grubb, and David B. Black as a condition to the acquisition of the Company and its subsidiaries by Purchaser;

         NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

         1.       DEFINITIONS

         Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Acquisition Agreement.

         2.       ACKNOWLEDGMENTS BY SELLER

         Seller acknowledges that (a) Seller has occupied a position of trust and confidence with the Acquired Companies prior to the date hereof and may have become familiar with some or all of the following, any and all of which constitute confidential information of the Acquired Companies (collectively the "CONFIDENTIAL INFORMATION"): (i) any and all trade secrets concerning the business and affairs of the Acquired Companies, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), of the Acquired Companies and any other information, however documented, of the Acquired Companies that is a trade secret within the


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meaning of Florida law; (ii) any and all information concerning the business and affairs of the Acquired Companies (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Acquired Companies containing or based, in whole or in part, on any information included in the foregoing, (b) the business of the Acquired Companies is international in scope, (c) its products and services are marketed throughout the world; (d) Purchaser has required that Seller make the covenants set forth in SECTIONS 4 and 5 of this Agreement as a condition to the Purchaser's acquisition of the Company from Seller and the other shareholders of the Company; (e) the provisions of SECTIONS 4 and 5 of this Agreement are reasonable and necessary to protect and preserve the Acquired Companies' business, and (f) the Acquired Companies would be irreparably damaged if Seller were to breach the covenants set forth in SECTIONS 4 and 5 of this Agreement.

         3.       ACKNOWLEDGEMENTS BY PURCHASER

         Purchaser acknowledges that in no event shall any provision of this Agreement be deemed to apply to, or restrict in any manner, Intelligent Systems Corporation (or any successor, subsidiary, or affiliate thereof) or any activities of Seller taken through such company as a director, officer, employee, shareholder, member, or limited partner of any other entity.

         4.       CONFIDENTIAL INFORMATION

         Except to the extent conveyed to dBB-2 Corp. in accordance with the dBB Agreement, Seller acknowledges and agrees that all Confidential Information known or obtained by Seller, whether before or after the date hereof, is the property of the Acquired Companies. Therefore, Seller agrees that Seller will not, at any time, disclose or cause to be disclosed to any unauthorized Persons or use for his own account or for the benefit of any third party, including Intelligent Systems Corporation (or any successor, subsidiary, or affiliate thereof), any Confidential Information, without Purchaser's written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Seller's fault or the fault of any other Person bound by a duty of confidentiality to Purchaser or the Acquired Companies.

         5.       NONCOMPETITION

         As an inducement for Purchaser to enter into the Acquisition Agreement and as additional consideration for the consideration to be paid to Seller under the Acquisition Agreement, Seller agrees that:

         (a)      For a period of 2 years after the Closing:

                  (i) Seller will not, directly or indirectly, own a controlling interest in, serve as an executive officer of, operate, or control any business whose products or activities


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         compete in whole or in part with the products or activities of the
         Acquired Companies, anywhere in the world; provided, however, that this provision shall not prevent Seller from purchasing or otherwise acquiring up to (but not more than) forty-nine percent of any class of securities of any enterprise (but without otherwise controlling the operations of such enterprise);

                  (ii) Except as contemplated by the Acquisition Agreement (including with respect to the dBB-2 Corp.), Seller will not, directly or indirectly, either for himself or any other Person, (A) induce or attempt to induce any employee of an Acquired Company to leave the employ of such Acquired Company, (B) in any way interfere with the relationship between an Acquired Company and any employee of such Acquired Company, (C) employ, or otherwise engage as an employee, any employee of an Acquired Company, or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of an Acquired Company to cease doing business with such Acquired Company, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of an Acquired Company;

                  (iii) Seller will not, directly or indirectly, either for himself or any other Person, solicit the business of any Person known to Seller to be a customer of an Acquired Company, whether or not Seller had personal contact with such Person, with respect to products or activities which compete in whole or in part with the products or activities of an Acquired Company; and

         (b) In the event of a breach by Seller of any covenant set forth in Subsection 4(a) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach.

         6.       REMEDIES

         If Seller breaches the covenants set forth in SECTIONS 4 or 5 of this Agreement, Purchaser and the Acquired Companies will be entitled to the following remedies:

         (a)      Damages from Seller;

         (b) In addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of SECTIONS 4 and 5 of this Agreement, it being agreed that money damages alone would be an inadequate remedy for such breach.

The rights and remedies of the parties to this Agreement are cumulative and not alternative.

         7.       SUCCESSORS AND ASSIGNS

         The obligations of Seller under this Agreement may not be assigned by Seller. Purchaser may assign its rights hereunder to the affiliates of Purchaser and any such assignee of Purchaser


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shall be entitled to all of the provisions of this Agreement. This Agreement will be binding upon Purchaser, the Acquired Companies and Seller and will inure to the benefit of Purchaser and the Acquired Companies and their Affiliates, successors and assigns and Seller and Seller's assigns, heirs and legal representatives.

         8.       WAIVER

         Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

         9.       GOVERNING LAW

         This Agreement will be governed by the laws of the State of Georgia without regard to conflicts of laws principles.

         10.      JURISDICTION; SERVICE OF PROCESS

         Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Georgia, County of Gwinnett, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of the Eleventh Circuit, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         11.      SEVERABILITY

         Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by or invalid, then such provision or terms will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in SECTIONS 4 or 5 of this Agreement are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Seller.


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         12.      COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         13.      SECTION HEADINGS, CONSTRUCTION

         The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         14.      NOTICES

         All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (when written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

         SELLER:                    J. Leland Strange
                                    Intelligent Systems Corporation
                                    4355 Shackleford Road
                                    Norcross, GA  30093
                                    Facsimile No.: (770) 381-2808

         PURCHASER:                 First Data Corporation
                                    10825 Farnam Drive, C-12
                                    Omaha, NE  68154
                                    Attention: Peter L. Harrington
                                    Facsimile No.: (402) 222-8894

                                    First Data Corporation
                                    Suite 1400
                                    5660 New Northside Drive
                                    Atlanta, GA  30328
                                    Attention: Michael T. Whealy
                                    Facsimile No.: (770) 857-0414


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         with a copy to:            Sidley & Austin
                                    Bank One Plaza
                                    10 S. Dearborn St.
                                    Chicago, IL  60603
                                    Attention: Frederick C. Lowinger
                                    Facsimile No.: (312) 853- 7036

         COMPANY:                   PaySys International, Inc.
                                    900 Winderley Place, Suite 200
                                    Maitland, Florida  32751
                                    Attention: President
                                    Facsimile No.: (407) 660-8235

         with a copy to:            Kilpatrick Stockton, LLP
                                    1100 Peachtree Street, N.E.
                                    Atlanta, Georgia  30303
                                    Attention: Larry Ledbetter
                                    Fascimile No.: (404) 815-6555

         15.      ENTIRE AGREEMENT

         This Agreement and the Acquisition Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between Purchaser and Seller with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.


PURCHASER:                                J. LELAND STRANGE:



By:
   ------------------------------         --------------------------------------
Name:
Title:

                                          COMPANY:


                                          By:
                                             -----------------------------------
                                          Name:
                                          Title:


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